Exhibit 99.1

Wellgistics Health Annual Letter to Shareholders From the Office of the CEO March 2025

TAMPA, FL, March 27, 2025 (GLOBE NEWSWIRE) — Wellgistics Health, Inc. (NASDAQ: WGRX) (“Wellgistics Health”), This time last year, Wellgistics was a private company, weathering the pressures of a broken pharmaceutical supply chain plagued with waste, inefficiencies, and a lack of pricing transparency that has decimated independent pharmacies and other stakeholders in the healthcare ecosystem.

Today, we are a public company listed on the Nasdaq exchange under our new parent company name, Wellgistics Health, Inc. (NASDAQ: WGRX), we have completed several acquisitions that broaden our service offerings, and we have a full year 2024 pro forma consolidated net sales (assuming our recent acquisitions had occurred as of January 1st, 2023) of $45.7 million, which is a 33% increase over the previous year, with a clear plan to scale our impact across healthcare.¹

What We Built in 2024

We built an AI-enhanced end-to-end prescription processing platform—Wellgistics Hub (formerly DelivMeds)—that eliminates the guesswork for patients and providers.

When a provider writes a prescription—either in-office or via telehealth—our software checks the insurance, applies discounts when appropriate, and presents the patient with transparent out-of-pocket costs in real-time.

If affordability is an issue, the patient can request a cheaper alternative through the Wellgistics Hub app—triggering a seamless feedback loop between doctor and patient before the prescription is finalized. This simple loop addresses one of healthcare’s most persistent failures: 30% of prescriptions are never filled due to cost.2

Once confirmed, the prescription can route to the patient’s pharmacy of choice, or into our fulfillment network—powered by over 5,000 independent pharmacies today, with many more expected as we continue to forge exciting relationships with group purchasing organizations (GPOs). Pharmacies can opt-in to our affiliate or active network, thereby improving efficiency, automation, and access to generic, brand and specialty drugs sourced directly through our NABP Accredited national distribution arm.

In addition, we are excited to announce the launch of EinsteinRx, a Wellgistics Health AI-driven internal intelligence decision support software that has been layered into our the core engine of Wellgistics Hub to guide smarter, faster prescription routing early in the prescription journey. It helps analyze patient demographics, pharmacy network and respective attributes, data, coverage, and therapeutic options in real-time to improve access and affordability with medications. As EinsteinRx continues to evolve, we expect that it will leverage machine learning to become more adaptive—thereby reducing friction, eliminating barriers to adherence, and optimizing outcomes along the prescription journey.

Why We’re Different

With our proprietary technology we are able to shift away from traditional sales channels and expensive marketing. Our providers and pharmacies become our ambassadors because we facilitate access and reduce administrative burden enabling pharmacists to focus on improving patient outcomes. We work with all stakeholders in the healthcare ecosystem to provide meaningful solutions to anticipate friction before it happens, engaging patients along the journey and not just at the point-of-sale.

And we develop solutions based on what the market needs—not guesswork. Every tool or feature we launch—from our AI-enabled routing to our reimbursement automation engine—is purpose-built based on industry trends, real world problems, and big data that we leverage from inside our network.

Path to Profitability

Here’s how we’re building a high-growth, margin-rich business with strong market defensibility and one of the lowest customer acquisition costs in the healthcare ecosystem:

●	SaaS Expansion: With 5,000 new pharmacies projected to onboard by mid-2026, we expect to significantly expand our recurring revenue base while deepening engagement across the independent pharmacy market.

●	Patient Growth: We expect our active patient base to increase 10x by year-end, reflecting growing demand for frictionless prescription experiences and the accelerating adoption of our integrated platform.

●	High-Margin Distribution: By securing direct access to specialty-lite and brand drugs, our vertically integrated platform removes unnecessary middlemen waste, and returns profitability to all stakeholders.

What’s Next

Over the next 12 months, we will be focused on:

●	Finalizing multiple tech-driven acquisitions that expand our infrastructure and market reach.

●	Launching predictive care AI for our Wellgistics Tech & Hub Services division (customer service, eligibility and benefits verification, prior authorization, appeals, processing, etc.)

●	Integrating with employer groups, insurers, TPA’s, plan benefit brokers and risk-bearing entities looking to improve access, pricing transparency, medication adherence, and lowering the total cost of care.

Why It Matters

The cost of non-adherence to prescriptions in the U.S. is estimated to exceed $300 billion annually.3 We believe that the real root of that problem does not stem from patient behavior alone—it’s system failure: a tangled web of delayed prior authorizations, life-saving prescription denials, inflated out-of-pocket costs, and a plethora of other issues all resulting in delays to patient care.

But at the heart of it all is a lack of pricing transparency. Patients are often blindsided at the pharmacy counter, unaware of what they’ll owe or if the medication is even covered until it’s too late. Based on our experience, pharmacies are facing significant pricing pressure where they are often reimbursed below the acquisition cost of the medication, leading them to turn patients away. Providers often do not have real-time access to coverage or cost data when writing prescriptions, which means critical treatment decisions are made in the dark. Pharmaceutical manufacturers are struggling to commercialize products leading to stagnant research and development of innovative therapies. Some employer organizations are seeing a employee-led lawsuits over the mismanagement of employee healthcare benefit plans.4

This uncertainty leads to sticker shock, delays, and abandonment—which translates to higher costs burdening the healthcare system. Further, individuals are four times more likely to abandon their prescriptions when faced with a co-pay of $50 or more and often do not seek care until the next office visit.5

We believe that affordability is no longer just a financial issue—it’s a public health emergency. This current system, driven by opaque PBM contracts and misaligned incentives, was never designed to prioritize access or transparency.

Wellgistics Health is uniquely positioned to bring innovative solutions to help fix the system—not with brute force, but with technology, strategic partnerships, and scalable infrastructure.

Final Thoughts

This year was about rebuilding the foundation. The years ahead are about scaling it.

As the healthcare market shifts from fee-for-service to value-based care, and as employers and payors seek real-time, cost-effective solutions, we are not only relevant—we are essential.

Thank you for your continued support as we strive to redefine prescription access in America—the time is now.

Forward together,

Brian Norton
Chief Executive Officer
Wellgistics Health

Sources

1 https://www.sec.gov/Archives/edgar/data/2030763/000164117225000612/form10-k.htm
2 CDC National Center for Health Statistics, Health United States Report, 2022
3 New England Health Institute, Medication Adherence and Cost of Non-Adherence Report
4 https://www.fiercehealthcare.com/payers/jpmorgan-employees-allege-banking-giant-mismanaged-benefits-class-action-lawsuit
5 PAN Foundation, “Out-of-Pocket Costs and Prescription Abandonment” 2023

About Wellgistics Health

Wellgistics Health, Inc. is a holding company for existing and future planned operating companies centered around healthcare technology and pharmaceutical services. It seeks to be a micro health ecosystem, with a portfolio of companies consisting of a technology platform, pharmacy, and wholesale operations that provide novel prescription hub and clinical services. Wellgistics Health is focused on improving the lives of patients while delivering unique solutions for pharmacies, providers, pharmaceutical manufacturers, and payors. With the successful integration of its patient-centric approach and innovative healthcare applications, Wellgistics Health intends to shift the dynamic of pharmaceutical care to revolve around the patient for a wide range of therapeutic conditions by offering a full spectrum of integrated solutions as a result of leveraging the synergies of its business segments to address access, care coordination, dispensing, delivery, and clinical management of pharmaceutical products ranging from “specialty-lite” to general maintenance conditions. For more information, please visit Wellgistics Health’s website at www.wellgisticshealth.com.

Forward-Looking Statements

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding future performance, strategy, market expansion, revenue growth, and planned acquisitions. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates and management’s beliefs and assumptions. Actual results may differ materially from those expressed in forward-looking statements due to a variety of factors, including market conditions, regulatory changes, integration risks, competitive dynamics, and other factors detailed from time to time in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements except as required by law.

For more information, please contact:
IR@wellgistics.com